EXHIBIT 99.1

Evolving Systems Reports Second Quarter 2020 Financial Results

ENGLEWOOD, Colorado – August 12, 2020 – Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its second quarter ended June 30, 2020.

2020 Second Quarter Highlights:

•	Second quarter revenue was $6.3 million and year to date revenues are $12.6 million
•	Year-to-date 2020, the Company has generated positive cash flow from operations
•	Second quarter operating profit was $0.3 million, net loss of less than $0.1 million
•	Adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the second quarter was positive $0.6 million

“We are pleased that in these turbulent times in a global environment, we were able to generate positive operating performance as our service revenues were slightly higher from the corresponding period a year ago and we have generated positive cash flow for the year. We have continued throughout the global pandemic to leverage our ability to implement and provide support remotely and this has resulted in a relatively limited effect on our operations. Over the years we have developed a culture of successfully managing our business through telework. We are working with our current and prospective clients to find new ways to use our products and services to enhance their businesses during these unusual times. The largest impact we’ve seen has been on our ability to travel and interact with our clients on projects and in the traditional modes of sales and business development. Although this has slowed our growth, we continue to look for ways to contain our costs,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of the Company.

Second Quarter and Year-to-Date 2020 Results

Total revenue for the second quarter ended June 30, 2020 was $6.3 million, a less than $0.1 million increase from the three months ended June 30, 2019. The change was primarily related to increased revenue from upgrades and new projects partially offset by lower one-time licensing fees recognized in the corresponding period in 2019. Total revenue for the six months ended June 30, 2020 was $12.6 million or approximately a 2.6% decrease from $13.0 million in the same period a year ago predominantly related to a large one-time licensing fee recognized in 2019. Services revenues, which are mostly recurring in nature, were $12.3 million year-to-date, an increase year-over-year of $0.3 million, or 2.7% from $12.0 million during the comparable year-ago period. Services revenue, which includes revenues from the Company’s preference for managed services over perpetual licensing, comprised approximately 98% of total revenues for the three months and six months ended June 30, 2020.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 65.4% for the quarters ended June 30, 2020 and 2019. For the six months ended June 30, 2020, the Company reported gross profit margins, excluding depreciation and amortization, of approximately 65.7% as compared to gross profit margins of approximately 68.3% for the six months ended June 30, 2019. This decrease in gross margin was primarily related to the product and service mix in the prior year, inclusive of the aforementioned licensing revenue.

Total operating expenses were $3.8 million in the quarter ended June 30, 2020, a decrease from total operating expenses of $11.1 million in the quarter ended June 30, 2019. Excluding the $6.7 million goodwill impairment charge in 2019, the Company’s operating expenses were $4.4 million in the corresponding year-ago period. The decrease was primarily related to travel and marketing costs that were reduced by $0.3 million due to the travel restrictions imposed and decreases in general and administrative costs primarily related to lower legal and accounting fees than the prior year period. Total operating expenses were $8.2 million for the six months ended June 30, 2020. Total operating expenses were $16.5 million for the six months ended June 30, 2019; or $9.8 million after excluding the $6.7 million goodwill impairment charge. The decrease of approximately $1.6 million was related to the mix of hours as delivery staff focused on customers’ projects, not product development as in the prior year, and a decrease in the use of third party contractors. A reduction in our incentive compensation expense and also the aforementioned decreases in travel and marketing costs were due to the travel restrictions as well as the decrease in our general and administrative costs from lower legal and accounting fees.

The Company reported operating profit of $0.3 million and net loss of less than $0.1 million for the three months ended June 30, 2020 as compared to operating and net losses of $7.0 million for the three months ended June 30, 2019. Excluding the effect of the goodwill impairment in 2019, the operating and net losses would have been $0.3 million. The Company reported adjusted EBITDA of $0.6 million for the quarter ended June 30, 2020 compared to $0.1 million for the same period a year ago.

Cash and cash equivalents as of June 30, 2020 were $4.3 million, an increase of 38.8% compared to $3.1 million as of December 31, 2019. At June 30, 2020 contract receivables, net of allowance for doubtful accounts, were $4.1 million, a decrease of 39.7% compared to $6.7 million as of December 31, 2019. Unbilled work-in-progress was $2.9 million at June 30, 2020, an increase of $1.8 million compared to December 31, 2019. Working capital as of June 30, 2020 increased to $4.3 million as compared to $3.8 million as of December 31, 2019. This includes an alternative minimum tax refund expected in the current year which was previously recorded in our deferred tax assets. In addition, we have agreed with East West Bank to the amending of our terms and financial covenants for our credit facilities. The Company has made every loan repayment in full, as originally scheduled within the loan agreement, and anticipates making all future payments. The Company believes it has sufficient cash on hand and working capital liquidity to fund its business and continued strategic investments.

Matthew Stecker concluded: “We continue to monitor the effects on our business of the current global pandemic and continue to take the necessary actions to service our clients to our fullest ability. During the remainder of 2020, we plan to continue our focus on our transformation, increasing innovation and product enhancements while identifying opportunities to assist our customers in these difficult times. We are always looking for additional new sales opportunities in the telecom market. Our strong customer footprint and decades of proven performance gives us a significant head-start to meeting existing and new customers’ needs. At the same time, we continue to selectively seek new opportunities whether through potential accretive acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance and over the long-term to bring our shareholders long-term value.”

Conference Call

The Company will be conducting a conference call and webcast on Wednesday, August 12, 2020 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 6487115. A telephone replay will be available through August 26, 2020 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 6487115. To access a live webcast of the call, please visit the Company’s website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q2 earnings call’ icon. A replay of the webcast will be accessible at that website through November 12, 2020. The webcast is also available by clicking the following link: https://edge.media-server.com/mmc/p/v7qhgveb.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 60 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, its ability to successfully integrate its solutions with existing customer network systems, the Company’s ability to timely make all future payments under its debt facility, the Company’s business strategy and the Company’s cash runway are forward-looking statements. These statements are based on the Company’s expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s filings and reports filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

 EVOLVING SYSTEMS, INC.

 CONDENSED  CONSOLIDATED BALANCE SHEETS

 (in thousands)

 (unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,271	$3,076
Contract receivables	4,062	6,732
Unbilled work-in-progress	2,875	1,105
Prepaid and other current assets	2,121	1,594
Income taxes receivable	714	953
Total current assets	14,043	13,460
Property and equipment, net	541	482
Amortizable intangible assets, net	3,090	3,665
Operating leases	987	1,205
Deferred income taxes	631	1,000
Total assets	$19,292	$19,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loans - current	$850	$1,577
Accounts payable and accrued liabilities	4,542	3,827
Lease obligations — operating leases	276	321
Unearned revenue	4,120	3,971
Total current liabilities	9,788	9,696
Long-term liabilities:
Term loans, net	319	122
Lease obligations, net	702	876
Total liabilities	10,809	10,694

Stockholders' equity:
Common stock	12	12
Additional paid-in capital	99,622	99,555
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,675)	(10,053)
Accumulated deficit	(79,223)	(79,143)
Total stockholders' equity	8,483	9,118
Total liabilities and stockholders' equity	$19,292	$19,812

EVOLVING SYSTEMS, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

 (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
REVENUE
License fees	$97	$253	$304	$967
Services	6,232	6,003	12,310	11,986
Total revenue	6,329	6,256	12,614	12,953

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation
and amortization	2,188	2,160	4,324	4,105
Sales and marketing	1,444	1,693	3,005	3,759
General and administrative	1,109	1,206	2,523	3,006
Product development	1,011	1,204	2,074	2,493
Depreciation	50	64	100	89
Amortization	233	235	468	472
Goodwill impairment loss	—	6,687	—	6,687
Total costs of revenue and operating expenses	6,035	13,249	12,494	20,611

Income (loss) from operations	294	(6,993)	120	(7,658)

Other income (expense)
Interest income	1	4	3	9
Interest expense	(18)	(91)	(65)	(184)
Other income (loss), net	16	—	19	(12)
Foreign currency exchange income (loss)	(36)	194	347	(67)
Other income (expense), net	(37)	107	304	(254)

Income (loss) from operations before income taxes	257	(6,886)	424	(7,912)
Income tax expense	305	96	504	187
Net loss	$(48)	$(6,982)	$(80)	$(8,099)

Basic loss per common share - net loss	$(0.00)	$(0.57)	$(0.01)	$(0.67)

Diluted loss per common share - net loss	$(0.00)	$(0.57)	$(0.01)	$(0.67)

Weighted average basic shares outstanding	12,179	12,162	12,179	12,150
Weighted average diluted shares outstanding	12,179	12,162	12,179	12,150

EVOLVING SYSTEMS, INC.

 Reconciliation of GAAP to Non-GAAP Measures

 (in thousands, except per share data)

 (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Net loss	$(48)	$(6,982)	$(80)	$(8,099)
Depreciation	50	64	100	89
Amortization of intangible assets	233	235	468	472
Stock-based compensation expense	9	63	67	193
Goodwill impairment loss	—	6,687	—	6,687
Interest expense and other (benefit), net	37	(107)	(304)	254
Income tax expense	305	96	504	187
Adjusted EBITDA	$586	$56	$755	$(217)

Non-GAAP net income (loss):
GAAP net loss	$(48)	$(6,982)	$(80)	$(8,099)
Amortization of intangible assets	233	235	468	472
Stock-based compensation expense	9	63	67	193
Goodwill impairment loss	—	6,687	—	6,687
Income tax adjustment for non-GAAP*	(40)	(51)	(90)	(116)
Non-GAAP net income (loss):	$154	$(48)	$365	$(863)

Diluted net income (loss) per share
GAAP	$(0.00)	$(0.57)	$(0.01)	$(0.67)
Non-GAAP	$0.01	$(0.00)	$0.03	$(0.07)
Shares used to compute diluted net (loss) income per share	12,179	12,162	12,179	12,150

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.